Utz Brands Reports Second Quarter 2023 Results and Raises 2023 Profit Outlook

Hanover, PA –August 10, 2023 – Utz Brands, Inc. (NYSE: UTZ) (“Utz” or the “Company”), a leading U.S. manufacturer of branded salty snacks, today reported financial results for the Company’s second fiscal quarter ended July 2, 2023.

2Q’23 Summary:

•Net sales increased 3.6% year-over-year to $362.9 million
•Organic Net Sales increased 4.3% year-over-year
•Net loss of $(8.6) million vs. net income of $2.5 million in the year-ago period
•Adjusted EBITDA increased 7.1% year-over-year to $45.2 million
•Raising fiscal 2023 Adjusted EBITDA outlook

See the description of the Non-GAAP financial measures mentioned in this press release and reconciliations of the Non-GAAP adjusted measures to the most comparable GAAP measures in the tables that accompany this press release.

“Our second quarter results were consistent with our expectations as our momentum continued led by sustained strong demand across our advantaged portfolio of power brands,” said Howard Friedman, Chief Executive Officer of Utz. “Looking ahead to the remainder of the year, we are raising our full-year Adjusted EBITDA outlook as we execute against our key growth and operational strategies”.

Second Quarter 2023 Financial Highlights

	13-Weeks Ended
(in $millions, except per share amounts)	July 2, 2023	July 3, 2022	% Change

Net Sales	$362.9	$350.1	3.6%
Organic Net Sales	365.2	350.1	4.3%

Gross Profit	117.4	111.5	5.3%
Gross Profit Margin	32.4%	31.9%	50	bps
Adjusted Gross Profit	126.9	126.0	0.7%
Adjusted Gross Profit Margin	35.0%	36.0%	(102)	bps

Net (Loss) Income	(8.6)	2.5	nm
Net (Loss) Income Margin	(2.4)%	0.7%	nm
Adjusted Net Income	18.8	18.4	2.2%
Adjusted EBITDA	45.2	42.2	7.1%
Adjusted EBITDA Margin	12.5%	12.1%	40	bps
Basic (Loss) Earnings Per Share	$(0.05)	$0.04	nm
Adjusted Earnings Per Share	$0.13	$0.13	—%
Note: See description of Non-GAAP financial measures and reconciliations of GAAP measures to Non-GAAP adjusted measures in the tables that accompany this release.

Second Quarter 2023 Results

Net sales in the quarter increased 3.6% to $362.9 million compared to $350.1 million in the second quarter of 2022. The increase in net sales was driven by Organic Net Sales growth of 4.3%, partially offset by the Company’s continued shift to independent operators (“IOs”) and the resulting increase in sales discounts that impacted net sales growth by (0.7%).

Organic Net Sales growth was driven by the flow through of pricing actions that were taken in fiscal 2022 in response to inflationary pressures which account for a 6.0% increase in net sales, partially offset by volume/mix declines of (1.7%). The volume decline was primarily due to the Company’s ongoing SKU rationalization program focused on reducing lower margin private label and certain partner brands. The Company estimates this program impacted volumes in the second quarter of 2023 by approximately (3.5%). Excluding the impact from SKU rationalization, the Company estimates that volume/mix would have increased 1.8% in the second quarter of 2023 versus the prior year period.

For the 13-week period ended July 2, 2023, the Company’s retail sales, as measured by Circana (formerly IRI) MULO-C, increased 8.8% versus the prior-year period and the Company’s Power Brands’ retail sales increased 9.9% versus the prior-year period(1). Power Brands’ retail sales growth versus the prior-year period was led by Utz®, On The Border®, Zapp’s®, Hawaiian®, and Boulder Canyon®. The Company’s Foundation Brands’ retail sales increased 1.5%(2) versus the prior year period.

(1) Circana (formerly IRI) Total US MULO-C, custom Utz Brands hierarchy, on a pro forma basis.
(2) Circana does not include certain Partner Brands and Private Label sales that are not assigned to Utz Brands.

Gross profit margin was 32.4% compared to 31.9% in the prior year period. Adjusted Gross Margin was 35.0% compared to 36.0% in the prior year period. The benefits from net price realization, productivity, and favorable sales mix more than offset cost inflation. However, Adjusted Gross Margin was impacted by transitory higher inbound freight costs and volume deleverage resulting from our network optimization program, both of which are expected to abate in the second half of 2023. Additionally, the Company estimates that the continued shift to IOs negatively impacted Adjusted Gross Margins by approximately 70 basis points, but with offsetting benefits in Selling, Distribution, and Administrative (“SD&A”) expense.

SD&A expenses increased 6.4% compared to the prior-year period. Adjusted SD&A Expense decreased (2.6)% compared to the prior year period from lower outbound freight costs resulting primarily from the Company's productivity initiatives, but also due in part to improved freight industry conditions. These factors were partially offset by continued investments in brand marketing, selling infrastructure and people, systems, and supply chain capabilities to support growth.

The Company reported a net loss of $(8.6) million compared to income of $2.5 million in the prior-year period. The decrease in net income was primarily attributable to an asset impairment charge of $7.6 million and severance expenses of $1.3 million related to the previously announced closure of the Company’s manufacturing operation at its Birmingham facility, and recording a liability of $4.7 million for the termination of a supply contract with a co-manufacturer. In addition, interest expense increased $4.3 million versus the prior year period.

Adjusted Net Income in the quarter increased 2.2% to $18.8 million compared to $18.4 million in the second quarter of 2022 and Adjusted Earnings per Share of $0.13 was consistent with the prior year period. Adjusted EBITDA increased 7.1% to $45.2 million, or 12.5% as a percentage of net sales, compared to Adjusted EBITDA of $42.2 million, or 12.1% as a percentage of net sales, in the prior year period.

Balance Sheet and Cash Flow Highlights

•As of July 2, 2023
◦Total liquidity of approximately $170 million, consisting of cash on hand of $73.7 million and $96.6 million available under the Company’s revolving credit facility.

◦Net debt of $913.3 million resulting in a Net Leverage Ratio of 5.1x based on trailing twelve months Normalized Adjusted EBITDA of $177.4 million.

•For the 26-weeks ended July 2, 2023
◦Cash flow used in operations was $4.3 million, which reflects the seasonal use of working capital.

◦Capital expenditures were $30.2 million, and dividend and distributions paid were $16.0 million.

Fiscal Year 2023 Outlook

The Company is reaffirming its Net Sales outlook and raising its Adjusted EBITDA outlook for fiscal 2023:

•Total net sales growth of 3% to 5% and Organic Net Sales growth of 4% to 6%, with the Company’s continued shift to IOs impacting total net sales growth by approximately (1.0%). Net sales growth is expected to be driven by net price realization, increased marketing and innovation, and continued distribution gains of the Company’s Power Brands, partially offset by the estimated impact of approximately (3%) from the Company’s SKU rationalization program. Based on these assumptions, the Company expects volume / mix consistent with fiscal 2022.

•Adjusted EBITDA growth of 8% to 11% (previously 7% to 10% growth) as gross margin expansion and lower delivery costs are expected to more than offset cost inflation, and continued investments in brand marketing, people, capabilities, and selling infrastructure.

The Company continues to expect:

•An effective tax rate (normalized GAAP basis tax expense, which excludes one-time items) in the range of 20% to 22%;
•Interest expense of approximately $55 million;
•Capital expenditures in the range of $50 to $55 million; and
•Net Leverage Ratio below 4.5x at year-end fiscal 2023.

With respect to projected fiscal 2023 Adjusted EBITDA, a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity, and low visibility with respect to certain items which are excluded from Adjusted EBITDA. We expect the variability of these items to have a potentially unpredictable, and potentially significant, impact on our future financial results.

Conference Call and Webcast Presentation

The Company will host a conference call to discuss these results today at 8:30 a.m. Eastern Time. Please visit the “Events & Presentations” section of Utz’s Investor Relations website at https://investors.utzsnacks.com to access the live listen-only webcast and presentation. Participants can also dial in over the phone by calling 1 (888) 510-2008. The Event Plus passcode is 1774171. The Company has also posted presentation slides and additional supplemental financial information, which are available now on Utz’s Investor Relations website.

A replay will be archived online and is also available telephonically approximately two hours after the call concludes through Thursday, August 17, 2023, by dialing 1-800-770-2030, and entering the Event Plus passcode 1774171.

About Utz Brands, Inc.

Utz Brands, Inc. (NYSE: UTZ) manufactures a diverse portfolio of savory snacks through popular brands including Utz®, On The Border® Chips & Dips, Golden Flake®, Zapp’s®, Good Health®, Boulder Canyon®, Hawaiian Brand®, and TORTIYAHS!®, among others.

After a century with strong family heritage, Utz continues to have a passion for exciting and delighting consumers with delicious snack foods made from top-quality ingredients. Utz’s products are distributed nationally through grocery, mass merchandisers, club, convenience, drug, and other channels. Based in Hanover, Pennsylvania, Utz has multiple manufacturing facilities located across the U.S. to serve our growing customer base. For more information, please visit www.utzsnacks.com or call 1‐800‐FOR‐SNAX.

Investors and others should note that Utz announces material financial information to its investors using its investor relations website (https://investors.utzsnacks.com/investors/default.aspx), U.S. Securities and Exchange Commission (the “Commission”) filings, press releases, public conference calls, and webcasts. Utz uses these channels, as well as social media, to communicate with our stockholders and the public about the Company, the Company’s products and other Company information. It is possible that the information that Utz posts on social media could be deemed to be material information. Therefore, Utz encourages investors, the media, and others interested in the Company to review the information posted on the social media channels listed on Utz’s investor relations website.

Investor Contact
Kevin Powers
Utz Brands, Inc.
kpowers@utzsnacks.com

Media Contact
Kevin Brick
Utz Brands, Inc.
kbrick@utzsnacks.com

Forward-Looking Statements

This press release includes certain statements made herein that are not historical facts but are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. The forward-looking statements generally are accompanied by or include, without limitation, statements such as “will”, “expect”, “intends”, “goal” or other similar words, phrases or expressions. These forward-looking statements include future plans for the Company, the estimated or anticipated future results and benefits of the Company’s future plans and operations, future capital structure, future opportunities for the Company, statements regarding the Company’s projected balance sheet and liabilities, including net leverage, and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties and the Company’s business and actual results may differ materially. Factors that may cause such differences include, but are not limited to: the risk that the Company’s gross profit margins may be adversely impacted by a variety of factors, including variations in raw materials pricing, retail customer requirements and mix, sales velocities and required promotional support; changes in consumers’ loyalty to the Company’s brands due to factors beyond the Company’s control; changes in demand for the Company’s products affected by changes in consumer preferences and tastes or if the Company is unable to innovate or market its products effectively; costs associated with building brand loyalty and interest in the Company’s products, which may be affected by actions by the Company’s competitors’ that result in the Company’s products not suitably differentiated from the products of their competitors; fluctuations in results of operations of the Company from quarter to quarter because of changes in promotional activities; the possibility that the Company may be adversely affected by other economic, business or competitive factors; the risk that recently completed business combinations and other acquisitions recently completed by the Company (collectively, the “Business Combinations”) disrupt plans and operations; the ability to recognize the anticipated benefits of such Business Combinations, which may be affected by, among other things, competition and the ability of the Company to grow and manage growth profitably and retain its key employees; the outcome of any legal proceedings that may be instituted against the Company following the consummation of such Business Combinations; changes in applicable law or regulations; costs related to the Business Combinations; the ability of the Company to maintain the listing of the Company’s Class A Common Stock on the New York Stock Exchange; the inability of the Company to develop and maintain effective internal controls; and other risks and uncertainties set forth in the section entitled “Risk Factors” and “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K filed with the Commission, for the fiscal year ended January 1, 2023 and other reports filed by the Company with the Commission. In addition, forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this communication. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication. The Company cautions investors not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, except as otherwise required by law.

Non-GAAP Financial Measures:

Utz uses non-GAAP financial information and believes it is useful to investors as it provides additional information to facilitate comparisons of historical operating results, identify trends in our underlying operating results and provide additional insight and transparency on how we evaluate the business. We use non-GAAP financial measures to budget, make operating and strategic decisions, and evaluate our performance. These non-GAAP financial measures do not represent financial performance in accordance U.S., generally accepted accounted principles (“GAAP”) and may exclude items that are significant in understanding and assessing financial results. Therefore, these measures should not be considered in isolation or as an alternative to net income, cash flows from operations or other measures of profitability, liquidity or performance under GAAP. You should be aware that the presentation of these measures may not be comparable to similarly titled measures used by other companies.

Management believes that non-GAAP financial measures should be considered as supplements to the GAAP reported measures, should not be considered replacements for, or superior to, the GAAP measures and may not be comparable to similarly named measures used by other companies. We believe that these non-GAAP measures of financial results provide useful information to investors regarding certain financial and business trends relating to the financial condition and results of operations of the Company to date and that the presentation of non-GAAP financial measures is useful to investors in the evaluation of our operating performance compared to other companies in the salty snack industry, as similar measures are commonly used by the companies in this industry. These non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income are excluded or included in determining these non-GAAP financial measures. The non-GAAP financial measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

Utz uses the following non-GAAP financial measures in its financial communications, and in the future could use others:
•Organic Net Sales
•Adjusted Gross Profit
•Adjusted Gross Profit as % of Net Sales (Adjusted Gross Profit Margin)
•Adjusted Selling, Distribution, and Administrative Expense
•Adjusted Selling, Distribution, and Administrative Expense as % of Net Sales
•Adjusted Net Income
•Adjusted Earnings Per Share
•EBITDA
•Adjusted EBITDA
•Adjusted EBITDA as % of Net Sales (Adjusted EBITDA Margin)
•Normalized Adjusted EBITDA
•Net Leverage Ratio

Organic Net Sales is defined as net sales excluding the impact of acquisitions and excluding the impact of IO route conversions.

Adjusted Gross Profit represents Gross Profit excluding Depreciation and Amortization expense, a non-cash item. In addition, Adjusted Gross Profit excludes the impact of costs that fall within the categories of non-cash adjustments and non-recurring items such as those related to stock-based compensation, hedging and purchase commitments adjustments, asset impairments, acquisition, and integration costs, business transformation initiatives, and financing-related costs. Adjusted Gross Profit is one of the key performance indicators that our management uses to evaluate operating performance. We also report Adjusted Gross Profit as a percentage of Net Sales as an additional measure for investors to evaluate our Adjusted Gross Profit margins on Net Sales.

Adjusted Selling, Distribution, and Administrative Expense is defined as all Selling, Distribution, and Administrative expense excluding Depreciation and Amortization expense, a non- cash item. In addition, Adjusted Selling, Distribution, and Administrative Expenses exclude the impact of costs that fall within the categories of non-cash adjustments and non-recurring items such as those related to stock-based compensation, hedging and purchase commitments adjustments, asset impairments, acquisition and integration costs, business transformation initiatives, and financing-related costs. We also report Adjusted Selling, Distribution, and Administrative Expense as a percentage of Net Sales as an additional measure for investors to evaluate our Adjusted Selling, Distribution, and Administrative margin on Net Sales.

Adjusted Net Income is defined as Net Income excluding the additional Depreciation and Amortization expense, a non-cash item, related to the Business Combination with Collier Creek Holdings and the acquisitions of Kennedy Endeavors, Kitchen Cooked, Inventure, Golden Flake, Truco Enterprises, R.W. Garcia and Festida. In addition, Adjusted Net Income is also adjusted to exclude deferred financing fees, interest income, and expense relating to IO loans and certain non-cash items, such as those related to stock-based compensation, hedging, and purchase commitments adjustments, asset impairments, acquisition and integration costs, business transformation initiatives, remeasurement of warrant liabilities and financing-related costs. Lastly, Adjusted Net Income normalizes the income tax provision to account for the above-mentioned adjustments.

Adjusted Earnings Per Share is defined as Adjusted Net Income (as defined, herein) divided by the weighted average shares outstanding for each period on a fully diluted basis, assuming the Private Placement Warrants are net settled and the Shares of Class V Common Stock held by Continuing Members is converted to Class A Common Stock.

EBITDA is defined as Net Income before Interest, Income Taxes, and Depreciation and Amortization.

Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash items, such as stock-based compensation, hedging and purchase commitments adjustments, and asset impairments; acquisition and integration costs; business transformation initiatives; and financing-related costs. Adjusted EBITDA is one of the key performance indicators we use in evaluating our operating performance and in making financial, operating, and planning decisions. We believe Adjusted EBITDA is useful to the users of this release and financial information contained in the release in the evaluation of Utz’s operating performance compared to other companies in the salty snack industry, as similar measures are commonly used by companies in this industry. We have historically reported an Adjusted EBITDA metric to investors and banks for covenant compliance. We also provide in this release, Adjusted EBITDA as a percentage of Net Sales, as an additional measure for readers to evaluate our Adjusted EBITDA margins on Net Sales.

Normalized Adjusted EBITDA is defined as Adjusted EBITDA after giving effect to pre-acquisition Adjusted EBITDA of the Festida Foods and R.W. Garcia acquisitions, and the buyout of Clem and J&D Snacks.

Net Leverage Ratio is defined as Normalized Adjusted EBITDA divided by Net Debt. Net Debt is defined as Gross Debt less Cash and Cash Equivalents.

Management believes that the non-GAAP financial measures are meaningful to investors because they increase transparency and assist investors to understand and analyze our ongoing operational performance. The financial measures are shown as supplemental disclosures in this release because they are widely used by the investment community for analysis and comparative evaluation. They also provide additional metrics to evaluate the Company’s operations and, when considered with both the GAAP results and the reconciliation to the most comparable GAAP measures, provide a more complete understanding of the Company’s business than could be obtained absent this disclosure. The non-GAAP measures are not and should not be considered an alternative to the most comparable GAAP measures or any other figure calculated in accordance with GAAP, or as an indicator of operating performance. The Company’s calculation of the non-GAAP financial measures may differ from methods used by other companies. Management believes that the non-GAAP measures are important to have an understanding of the Company’s overall operating results in the periods presented. The non-GAAP financial measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. As new events or circumstances arise, these definitions could change. When the definitions change, we will provide the updated definitions and present the related non-GAAP historical results on a comparable basis.

Utz Brands, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
For the thirteen weeks ended July 2, 2023 and July 3, 2022
(In thousands, except share information)
(Unaudited)

(in thousands)	Thirteen weeks ended July 2, 2023	Thirteen weeks ended July 3, 2022
Net sales	$362,853	$350,147
Cost of goods sold	245,460	238,618
Gross profit	117,393	111,529

Selling, distribution, and administrative expenses
Selling and distribution	66,869	68,796
Administrative	47,584	38,816
Total selling, distribution, and administrative expenses	114,453	107,612

(Loss) gain on sale of assets, net	(279)	1,375

Income from operations	2,661	5,292

Other (expense) income
Interest expense	(15,019)	(10,727)
Other income (expense)	272	(645)
Gain on remeasurement of warrant liability	2,808	5,760
Other (expense) income, net	(11,939)	(5,612)

Loss before taxes	(9,278)	(320)
Income tax benefit	(725)	(2,865)
Net (loss) income	(8,553)	2,545

Net loss attributable to noncontrolling interest	4,429	634
Net (loss) income attributable to controlling interest	$(4,124)	$3,179

Earnings per Class A Common stock: (in dollars)
Basic	$(0.05)	$0.04
Diluted	$(0.05)	$0.04
Weighted-average shares of Class A Common stock outstanding
Basic	81,063,457	80,171,174
Diluted	81,063,457	81,510,936

Net (loss) income	$(8,553)	$2,545
Other comprehensive income:
Change in fair value of interest rate swap	9,572	3,011
Comprehensive income	1,019	5,556
Net comprehensive (income) loss attributable to noncontrolling interest	383	(647)
Net comprehensive income attributable to controlling interest	$1,402	$4,909

Utz Brands, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
For the twenty-six weeks ended July 2, 2023 and July 3, 2022
(In thousands, except share information)
(Unaudited)

(in thousands)	Twenty-six weeks ended July 2, 2023	Twenty-six weeks ended July 3, 2022
Net sales	$714,286	$690,914
Cost of goods sold	492,397	475,578
Gross profit	221,889	215,336

Selling, distribution, and administrative expenses
Selling and distribution	131,915	156,906
Administrative	88,624	77,367
Total selling, distribution, and administrative expenses	220,539	234,273

Gain on sale of assets, net	(787)	1,742

(Loss) income from operations	563	(17,195)

Other (expense) income
Interest expense	(29,397)	(19,830)
Other income (expense)	1,887	(125)
Gain on remeasurement of warrant liability	576	7,704
Other (expense) income, net	(26,934)	(12,251)

Loss before taxes	(26,371)	(29,446)
Income tax benefit	(3,336)	(93)
Net loss	(23,035)	(29,353)

Net loss attributable to noncontrolling interest	9,784	14,962
Net loss attributable to controlling interest	$(13,251)	$(14,391)

Loss per Class A Common stock: (in dollars)
Basic	$(0.16)	$(0.18)
Diluted	$(0.16)	$(0.18)
Weighted-average shares of Class A Common stock outstanding
Basic	81,020,732	79,371,789
Diluted	81,020,732	79,371,789

Net loss	$(23,035)	$(29,353)
Other comprehensive income:
Change in fair value of interest rate swap	(753)	30,820
Comprehensive (loss) income	(23,788)	1,467
Net comprehensive loss attributable to noncontrolling interest	10,105	1,715
Net comprehensive (loss) income attributable to controlling interest	$(13,683)	$3,182

Utz Brands, Inc.
CONSOLIDATED BALANCE SHEETS
July 2, 2023 and January 1, 2023
(In thousands)

	As of July 2, 2023	As of January 1, 2023
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$73,657	$72,930
Accounts receivable, less allowance of $2,669 and $1,815, respectively	140,977	136,985
Inventories	122,386	118,006
Prepaid expenses and other assets	40,090	34,991
Current portion of notes receivable	5,745	9,274
Total current assets	382,855	372,186
Non-current Assets
Property, plant and equipment, net	345,664	345,198
Goodwill	915,295	915,295
Intangible assets, net	1,081,231	1,099,565
Non-current portion of notes receivable	13,975	12,794
Other assets	102,064	95,328
Total non-current assets	2,458,229	2,468,180
Total assets	$2,841,084	$2,840,366
LIABILITIES AND EQUITY
Current Liabilities
Current portion of term debt	$19,290	$18,472
Current portion of other notes payable	8,584	12,589
Accounts payable	119,597	114,360
Accrued expenses and other	63,423	92,012
Total current liabilities	210,894	237,433
Non-current portion of term debt and revolving credit facility	947,700	893,335
Non-current portion of other notes payable	21,173	20,339
Non-current accrued expenses and other	73,407	67,269
Non-current warrant liability	44,928	45,504
Deferred tax liability	122,798	124,802
Total non-current liabilities	1,210,006	1,151,249
Total liabilities	1,420,900	1,388,682
Commitments and Contingencies
Equity
Shares of Class A Common Stock, $0.0001 par value; 1,000,000,000 shares authorized; 81,141,417 and 80,882,334 shares issued and outstanding as of July 2, 2023 and January 1, 2023, respectively	8	8
Shares of Class V Common Stock, $0.0001 par value; 61,249,000 shares authorized; 59,349,000 shares issued and outstanding as of July 2, 2023 and January 1, 2023	6	6
Additional paid-in capital	935,269	926,919
Accumulated deficit	(277,111)	(254,564)
Accumulated other comprehensive income	30,345	30,777
Total stockholders' equity	688,517	703,146
Noncontrolling interest	731,667	748,538
Total equity	1,420,184	1,451,684
Total liabilities and equity	$2,841,084	$2,840,366

Utz Brands, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the twenty-six weeks ended July 2, 2023 and July 3, 2022
(In thousands)
(Unaudited)

	Twenty-six weeks ended July 2, 2023	Twenty-six weeks ended July 3, 2022
Cash flows from operating activities
Net loss	$(23,035)	$(29,353)
Adjustments to reconcile net loss to net cash used in operating activities:
Impairment and other charges	9,548	3,319
Depreciation and amortization	40,405	44,564
Gain on remeasurement of warrant liability	(576)	(7,704)
Loss (gain) on sale of assets	787	(1,742)
Share-based compensation	8,939	5,779
Deferred taxes	(2,003)	(977)
Deferred financing costs	451	703
Changes in assets and liabilities:
Accounts receivable, net	(3,992)	(20,673)
Inventories	(4,379)	(20,029)
Prepaid expenses and other assets	(11,687)	(5,415)
Accounts payable and accrued expenses and other	(18,773)	5,260
Net cash used in operating activities	(4,315)	(26,268)
Cash flows from investing activities
Acquisitions, net of cash acquired	—	(75)
Purchases of property and equipment	(30,158)	(60,278)
Proceeds from sale of property and equipment	959	2,551
Proceeds from sale of routes	12,446	12,383
Proceeds from the sale of IO notes	2,161	5,017
Proceeds from insurance claims for capital investments	—	2,000
Notes receivable, net	(16,191)	(8,849)
Net cash used in investing activities	(30,783)	(47,251)
Cash flows from financing activities
Line of credit borrowings, net	61,000	29,824
Borrowings on term debt and notes payable	3,246	28,873
Repayments on term debt and notes payable	(11,785)	(13,618)
Payment of debt issuance cost	—	(265)
Payments of tax withholding requirements for employee stock awards	(589)	(6,217)
Proceeds from issuance of shares	—	28,000
Dividends	(9,281)	(8,433)
Distribution to noncontrolling interest	(6,766)	(6,410)
Net cash provided by financing activities	35,825	51,754
Net increase (decrease) in cash and cash equivalents	727	(21,765)
Cash and cash equivalents at beginning of period	72,930	41,898
Cash and cash equivalents at end of period	$73,657	$20,133

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

Net Sales and Organic Net Sales

	13-Weeks Ended			26-Weeks Ended
(dollars in millions)	July 2, 2023	July 3, 2022	Change	July 2, 2023	July 3, 2022	Change
Net Sales as Reported	$362.9	$350.1	3.6%	$714.3	$690.9	3.4%
Impact of Acquisitions	—	—		—	—
Impact of IO Conversions	2.3	—		5.3	—
Organic Net Sales	$365.2	$350.1	4.3%	$719.6	$690.9	4.2%
(1) Organic Net Sales excludes the Impact of Acquisitions and the Impact of IO Conversions that took place after Q2 2022.

Gross Profit and Adjusted Gross Profit

	13-Weeks Ended		26-Weeks Ended
(dollars in millions)	July 2, 2023	July 3, 2022	July 2, 2023	July 3, 2022
Gross Profit	$117.4	$111.5	$221.9	$215.3
Depreciation and Amortization	9.0	10.9	17.6	21.5
Non-Cash, Non-recurring adjustments	0.5	3.6	8.4	4.9
Adjusted Gross Profit	$126.9	$126.0	$247.9	$241.7
Adjusted Gross Profit as a % of Net Sales	35.0%	36.0%	34.7%	35.0%

Adjusted Selling, Distribution, and Administrative Expense

	13-Weeks Ended		26-Weeks Ended
(dollars in millions)	July 2, 2023	July 3, 2022	July 2, 2023	July 3, 2022
Selling, Distribution, and Administrative Expense - Incl Depreciation and Amortization	$114.5	$107.6	$220.5	$234.3
Depreciation and Amortization in SD&A Expense	(11.3)	(11.5)	(22.8)	(23.1)
Non-Cash, and/or Non-recurring Adjustments	(21.5)	(12.3)	(35.5)	(48.3)
Adjusted Selling, Distribution, and Administrative Expense	$81.7	$83.8	$162.2	$162.9
Adjusted SD&A Expense as a % of Net Sales	22.5%	23.9%	22.7%	23.6%

Adjusted Net Income

	13-Weeks Ended		26-Weeks Ended
(dollars in millions, except per share data)	July 2, 2023	July 3, 2022	July 2, 2023	July 3, 2022
Net Income (Loss)	$(8.6)	$2.5	$(23.0)	$(29.4)
Income Tax (Benefit) Expense	(0.7)	(2.9)	(3.3)	(0.1)
(Loss) Income Before Taxes	(9.3)	(0.4)	(26.3)	(29.5)
Deferred Financing Fees	0.5	0.4	0.5	0.7
Acquisition Step-Up Depreciation and Amortization	11.7	13.2	23.6	26.4
Certain Non-Cash Adjustments	8.5	4.8	17.7	8.3
Acquisition and Integration	3.7	7.2	7.4	36.0
Business and Transformation Initiatives	10.3	3.6	18.5	7.9
Financing-Related Costs	—	0.1	0.1	0.2
(Gain) on Remeasurement of Warrant Liability	(2.8)	(5.8)	(0.6)	(7.7)
Other Non-Cash and/or Non-Recurring Adjustments	31.9	23.5	67.2	71.8
Adjusted Earnings before Taxes	22.6	23.1	40.9	42.3
Taxes on Earnings as Reported	0.7	2.9	3.3	0.1
Income Tax Adjustments(1)	(4.5)	(7.6)	(10.4)	(8.7)
Adjusted Taxes on Earnings	(3.8)	(4.7)	(7.1)	(8.6)
Adjusted Net Income	$18.8	$18.4	$33.8	$33.7

Average Weighted Basic Shares Outstanding	140.4	139.5	140.4	138.7
Fully Diluted Shares on an As-Converted Basis	143.2	140.9	143.0	140.4
Adjusted Earnings Per Share	$0.13	$0.13	$0.24	$0.24

(1) Income Tax Rate Adjustment calculated as (Loss) Income before taxes plus (i) Acquisition, Step-Up Depreciation and Amortization and (ii) Other Non-Cash and/or Non-Recurring Adjustments, multiplied by a normalized GAAP effective tax rate, minus the actual tax provision recorded in the Consolidated Statement of Operations and Comprehensive Loss. The normalized GAAP effective tax rate excludes one-time items such as the impact of tax rate changes on deferred taxes and changes in valuation allowances.

Depreciation & Amortization

	13-Weeks Ended		26-Weeks Ended
(dollars in millions)	July 2, 2023	July 3, 2022	July 2, 2023	July 3, 2022
Core D&A - Non-Acquisition-related included in Gross Profit	$6.3	$6.8	$12.1	$13.3
Step-Up D&A - Transaction-related included in Gross Profit	2.7	4.1	5.5	8.2
Depreciation & Amortization - included in Gross Profit	9.0	10.9	17.6	21.5

Core D&A - Non-Acquisition-related included in SD&A Expense	2.3	2.4	4.7	4.9
Step-Up D&A - Transaction-related included in SD&A Expense	9.0	9.1	18.1	18.2
Depreciation & Amortization - included in SD&A Expense	11.3	11.5	22.8	23.1

Depreciation & Amortization - Total	$20.3	$22.4	$40.4	$44.6

Core Depreciation and Amortization	$8.6	$9.2	$16.8	$18.2
Step-Up Depreciation and Amortization	11.7	13.2	23.6	26.4
Total Depreciation and Amortization	$20.3	$22.4	$40.4	$44.6

EBITDA and Adjusted EBITDA

	13-Weeks Ended		26-Weeks Ended
(dollars in millions)	July 2, 2023	July 3, 2022	July 2, 2023	July 3, 2022
Net Income (Loss)	$(8.6)	$2.5	$(23.0)	$(29.4)
Plus non-GAAP adjustments:
Income Tax (Benefit) Expense	(0.7)	(2.9)	(3.3)	(0.1)
Depreciation and Amortization	20.3	22.4	40.4	44.6
Interest Expense, Net	15.0	10.7	29.4	19.8
Interest Income from IO loans(1)	(0.5)	(0.4)	(0.9)	(0.9)
EBITDA	25.5	32.3	42.6	34.0
Certain Non-Cash Adjustments(2)	8.5	4.8	17.7	8.3
Acquisition and Integration(3)	3.7	7.2	7.4	36.0
Business Transformation Initiatives(4)	10.3	3.6	18.5	7.9
Financing-Related Costs(5)	—	0.1	0.1	0.2
(Gain) loss on Remeasurement of Warrant Liabilities(6)	(2.8)	(5.8)	(0.6)	(7.7)
Adjusted EBITDA	$45.2	$42.2	$85.7	$78.7

Net income (loss) as a % of Net Sales	(2.4)%	0.7%	(3.2)%	(4.3)%
Adjusted EBITDA as a % of Net Sales	12.5%	12.1%	12.0%	11.4%

(1)Interest Income from IO loans refers to Interest Income that we earn from IO notes receivable that have resulted from our initiatives to transition from RSP distribution to IO distribution ("Business Transformation Initiatives"). There is a notes payable recorded that mirrors most of the IO notes receivable, and the interest expense associated with the notes payable is part of the Interest Expense, Net adjustment.
(2)Certain Non-Cash Adjustments are comprised primarily of the following:
Incentive programs – The Company incurred $3.4 million and $3.3 million of share-based compensation expense, that was awarded to associates and directors, and compensation expense associated with the employee stock purchase plan for the thirteen weeks ended July 2, 2023 and July 3, 2022, respectively. The Company incurred $8.1 million and $4.8 million of share-based compensation, that was awarded to associates and directors, and compensation expense associated with the employee stock purchase plan for the twenty-six weeks ended July 2, 2023 and July 3, 2022, respectively.
Asset Impairments and Write-Offs — For the thirteen weeks ended July 2, 2023, the Company recorded an adjustment for an impairment of $7.6 million related to fixed assets. During the twenty-six weeks ended July 2, 2023, the Company recorded impairments totaling $9.6 million. During the twenty-six weeks ended July 3, 2022, the Company recorded an impairment of $2.0 million related to the termination of a distribution agreements.

Purchase Commitments and Other Adjustments – We have purchase commitments for specific quantities at fixed prices for certain of our products’ key ingredients. To facilitate comparisons of our underlying operating results, this adjustment was made to remove the volatility of purchase commitment related unrealized gains and losses. The adjustment related to Purchase Commitment and Other non-cash adjustment (gains) losses were $(2.5) million and $1.5 million for the thirteen weeks ended July 2, 2023 and July 3, 2022, respectively. The twenty-six weeks ended July 2, 2023 and July 3, 2022 also included $0.0 million and $1.5 million of unrealized purchase commitment gains, respectively.
(3)Adjustment for Acquisition and Integration Costs – This is comprised of consulting, transaction services, and legal fees incurred for acquisitions and certain potential acquisitions, in addition to expenses associated with integrating recent acquisitions. Such expenses were $3.4 million and $8.3 million for the thirteen and twenty-six weeks ended July 2, 2023, respectively, as well as $0.3 million of expense and $0.9 million of income for the change of the Tax Receivable Agreement Liability associated with the Business Combination for the thirteen and twenty-six weeks ended July 2, 2023, respectively. Charges related to the buyout of multiple distributors, which was accounted for as a contract termination resulted in expense of $23.0 million for the twenty-six week period ended July 3, 2022. Additionally, other acquisitions and integration cost of $6.2 million and $12.0 million were recorded for the thirteen and twenty-six weeks ended July 3, 2022, respectively, also included are adjustment of $1.0 million and $1.0 million of expense for the increase of the Tax Receivable Agreement Liability associated with the Business Combination for the thirteen and twenty-six week period ended July 3, 2022, respectively.
(4)Business Transformation Initiatives Adjustment – This adjustment is related to consultancy, professional, and legal fees incurred for specific initiatives and structural changes to the business that do not reflect the cost of normal business operations. In addition, gains and losses realized from the sale of distribution rights to IOs and the subsequent disposal of trucks, severance costs associated with the elimination of RSP positions, and Enterprise Resource Planning transition costs, fall into this category. The Company incurred such costs of $5.6 million and $3.6 million for the thirteen weeks ended July 2, 2023 and July 3, 2022, respectively, and $13.8 million and $7.9 million for the twenty-six weeks ended July 2, 2023 and July 3, 2022, respectively. Additionally, the thirteen and twenty-six weeks ended July 2, 2023 also includes expense of $4.7 million related to a contract termination. This agreement was a continuation of the Company's response to shifting production from a manufacturing facilities that was damaged by a natural disaster in 2021.
(5)Financing-Related Costs – These costs include adjustments for various items related to raising debt and equity capital or debt extinguishment costs.
(6)Gains and losses related to the changes in the remeasurement of warrant liabilities are not expected to be settled in cash, and when exercised would result in a cash inflow to the Company with the Warrants converting to Class A Common Stock with the liability being extinguished and the fair value of the Warrants at the time of exercise being recorded as an increase to equity.

Normalized Adjusted EBITDA

	FY 2022					FY 2023
(dollars in millions)	Q1	Q2	Q3	Q4	FY 2022	Q1	Q2	TTM
Adjusted EBITDA	$36.5	$42.2	$47.7	$44.1	$170.5	$40.4	$45.2	$177.4
Pre-Acquisition Adjusted EBITDA(1)	0.2	—	—	—	0.2	—	—	—
Normalized Adjusted EBITDA	$36.7	$42.2	$47.7	$44.1	$170.7	$40.4	$45.2	$177.4

(1) Pre-Acquisition Adjusted EBITDA - This adjustment represents the Adjusted EBITDA of acquired companies, prior to the acquisition date, as well as from the buyout date of Clem and J&D Snacks.

Net Debt and Leverage Ratio

(dollars in millions)	As of July 2, 2023
Term Loan	$775.3
Real Estate Loan	86.4
ABL Facility	61.0
Capital Leases(1)	64.1
Deferred Purchase Price	0.2
Gross Debt(2)	987.0
Cash and Cash Equivalents	73.7
Total Net Debt	$913.3

Last 52-Weeks Normalized Adjusted EBITDA	$177.4

Net Leverage Ratio(3)	5.1x

(1) Capital Leases include equipment term loans and excludes the impact of step-up accounting.
(2) Excludes amounts related to guarantees on IO loans which are collateralized by routes. We have the ability to recover substantially all of the outstanding loan value in the event of a default scenario, which historically has been uncommon.
(3) Based on Normalized Adjusted EBITDA of $177.4 million.